Exhibit 107

Calculation of Filing Fee Table

Form F-3

Form Type

MediWound Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid(4)	Equity	Ordinary Shares, NIS 0.01 par value per share (3)	457(c)	28,153,058	$1.405	$39,555,046.50	.0001102	$4,358.97
	Total Offering Amounts					$39,555,046.50		$4,358.97
	Total Fees Previously Paid							$4,358.97
	Total Fee Offsets							—
	Net Fee Due(4)							$0.00

(1)
 Calculated before taking into account the Registrant’s reverse share split of the ordinary shares at a ratio of 7:1 (the “Reverse Share Split”). The Reverse Share Split became effective on December 20, 2022. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.47) and low ($1.34) prices of the ordinary shares as reported on the Nasdaq Global Market on November 7, 2022.

(3)
Comprised of securities registered for resale by the selling shareholders named in the Registration Statement on Form F-1 filed by the Registrant on November 10, 2022 (the “November Registration Statement”),  (i) 9,853,058 Pre-Funded Warrant Shares (as defined in the Registration Statement), (ii) 9,853,058 Series A Warrant Shares (as defined in the Registration Statement), (iii) 7,575,513 RD Warrant Shares (as defined in the Registration Statement) and (iv) 871,429 Wainwright Warrant Shares (as defined in the Registration Statement).

(4)
The share amounts listed in this table reflect the number of shares previously registered on the November 2022 Registration Statement and do not reflect any subsequent sales or the deregistration of any shares. Accordingly, all registration fees have been previously paid.